Exhibit 99.1

Tuesday, July 16, 2024
FOR IMMEDIATE RELEASE

WaFd Continues Tracking to Plan Post-Acquisition; Announces Quarterly Earnings Per Share of $0.75

SEATTLE, WASHINGTON – WaFd, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank ("WaFd Bank" or the "Bank"), today announced quarterly earnings of $64,560,000 for the quarter ended June 30, 2024, the first full quarter after successfully completing the acquisition of California-based Luther Burbank Corporation ("LBC"). This represents an increase of 306% from net earnings of $15,888,000 for the quarter ended March 31, 2024 and an increase of 5% from net earnings of $61,775,000 for the quarter ended June 30, 2023. After the effect of dividends on preferred stock, net income available for common shareholders was $0.75 per diluted share for the quarter ended June 30, 2024, compared to $0.17 per diluted share for the quarter ended March 31, 2024, a $0.58 or 341% increase, and $0.89 per diluted share for the quarter ended June 30, 2023, a $0.14 or 16% decrease in fully diluted earnings per common share. For the quarter ended June 30, 2024, return on common shareholders' equity was 9.2% and return on assets was 0.87%. These results reflect acquisition-related costs of $2.3 million for the quarter. Adjusted for these expenses, return on common shareholders' equity for the quarter ended June 30, 2024 was 9.4% compared to 8.7% for the adjusted quarter ended March 31, 2024 and 11.1% for the quarter ended June 30, 2023. Adjusted, return on assets for the quarter ended June 30, 2024 was 0.9% compared to 0.9% for the adjusted previous quarter and 1.1% for the same quarter in the prior year. For a reconciliation, see the Non-GAAP Financial Measures section below.
President and CEO Brent Beardall commented, "We are very pleased to report solid results for the first full quarter following the largest acquisition in our history. In addition to successfully integrating Luther Burbank into our operations, we also executed what we believe to be the largest Commercial Real Estate ("CRE") loan sale ever in US banking (excluding FDIC transactions), proving the quality and liquidity of our loans and we did it at no loss to WaFd. Initially, we used the net proceeds of approximately $2.6 billion to pay down $1.6 billion of borrowings with the remainder invested overnight in our Federal Reserve account at 5.40%. Over the next several quarters we plan on redeploying the liquidity into new loans at higher rates. In addition, we have entered into a commitment to sell, with no anticipated P&L impact, approximately $450 million of single-family mortgage loans. We expect that sale to close in late August.
Our margin for the quarter was 2.56% which we expect to be the nadir for this cycle (assuming no further interest rate increases) as we believe the benefits of both loan sales to be accretive to the margin going forward.
Contrary to many headlines that are predicting credit challenges for banks, our asset quality is holding up very well. Loan delinquencies decreased from 0.36% at March 31, 2024 to 0.22% at June 30, 2024, while non-performing loans were flat. For CRE, delinquencies are just 0.09% on a portfolio of $9.9 billion dollars.
Tangible book value per share is a key metric for our management team and we took some dilution in completing the Luther Burbank acquisition in the March quarter. For the June quarter, tangible book value per share grew at a 8.2% annualized rate to $27.18. Our share repurchase plan currently has an authorization of 11 million shares, which provides what we believe is a compelling investment alternative.
We continue to invest in improvements to our technology to better serve our clients. Over the next few months, we will launch two new apps, a new mobile banking app and a new online account opening app, both built by our affiliate Archway Software. Features will include real time notifications to clients, richer transaction data, five-minute account opening, enhanced fraud detection and prevention and voice authentication. Banking is about relationships, and technology is the front door for our clients. We believe our technology will provide a competitive advantage with our goal being to make banking simple, reliable and fast so our clients can live their lives knowing their financial house is in order."
As a result of the acquisition on February 29, 2024, the Company's balances as of June 30, 2024 reflect a full quarter of the newly combined entity. Given this, the Company's financial results are not directly comparable to prior reported periods. Total assets were $28.6 billion as of June 30, 2024, compared to $22.5 billion at September 30, 2023. Net loans held for investment increased by $3.4 billion, or 19.4%, from September 30, 2023 to June 30, 2024 reflecting the addition of LBC loans. The Company sold $2.8 billion in acquired multifamily loans in the June 2024 quarter and has identified approximately $0.5 billion single family loans to sell and have reclassified them as Held for Sale as of June 30, 2024. Cash and cash equivalents as of June 30, 2024 increased by $1.5 billion, or 154.2%, since September 30, 2023 as a result of the LBC acquisition and the completion of the multifamily loan sale during the quarter. Investment securities increased by $457.7 million compared to September 30, 2023 due to the addition of $529.2 million in securities obtained in the acquisition offset by normal activity during the year.
Customer deposits totaled $21.2 billion as of June 30, 2024, an increase of 31.8% since September 30, 2023 due to deposits obtained in the acquisition. Transaction accounts increased by $1.2 billion or 10.8% during the period, while time deposits increased $4.0 billion or 74.5% as 66% of the LBC deposit portfolio was time deposits. As a result of this mix, the Company’s transaction accounts as a percentage of total customer deposits decreased to 56.3% compared to 67.0% at September 30, 2023. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 81.8% of deposits at June 30, 2024. Deposits that are uninsured or not collateralized were 24.7% as of June 30, 2024, down from 25.7% as of September 30, 2023.
Borrowings totaled $3.9 billion as of June 30, 2024, up from $3.7 billion at September 30, 2023, a net increase of $200 million. The Company utilized proceeds from the multifamily loan sale to pay off $1.6 billion of borrowings which matured during the quarter. The acquisition added $1.4 billion in borrowings to the balance sheet in addition to net borrowing activity of $400 million fiscal year to date. The effective weighted average interest rate of the combined borrowings and other debt was 4.10% as of June 30, 2024, compared to 3.98% at September 30, 2023.
The Company had loan originations of $1.0 billion for the third fiscal quarter of 2024, compared to $0.9 billion of originations in the same quarter one year ago. Offsetting loan originations in each of these quarters were loan repayments of $1.0 billion and $1.1 billion, respectively. The Bank has intentionally slowed new loan production to temper net loan growth. Commercial loans represented 67% of all loan originations during the third fiscal quarter of 2024 and consumer loans accounted for the remaining 33%. Commercial loans are viewed by the Bank as preferable; they generally have floating interest rates and shorter durations. The weighted average period end interest rate on the loan portfolio was 5.29% as of June 30, 2024, an increase from 5.22% as of September 30, 2023.
Credit quality continues to be monitored closely in light of the shifting economic and monetary environment. As of June 30, 2024, non-performing assets were $69 million, or 0.2% of total assets compared to $58 million, or 0.3% of total assets, at September 30, 2023. The percentage of delinquent loans was 0.2% of total loans at June 30, 2024 compared to 0.4% at September 30, 2023. The following table shows the changes in non-performing assets and delinquencies during the current fiscal year including the effect of the LBC acquisition.

	Non-Performing Assets	Delinquencies
	(In thousands)
Balance at September 30, 2023	$57,924	$63,315
Decrease in balance	(2,536)	(5,258)
Balance at December 31, 2023	55,388	58,057
Acquisition-related additions	13,487	23,258
Decrease in balance	(514)	(5,267)
Balance at March 31, 2024	68,361	76,048
Increase (decrease) in balance	426	(29,328)
Balance at June 30, 2024	$68,787	$46,720

The allowance for credit losses including the reserve for unfunded commitments ("ACL") totaled $225 million as of June 30, 2024, representing 1.00% of gross loans outstanding, as compared to $202 million, or 1.03% of gross loans outstanding, as of September 30, 2023. The increase in the ACL reflects the $16.0 million provision recorded on LBC loans held for investment that are not credit deteriorated and the $7.4 million estimated lifetime credit losses for those that are considered purchased credit deteriorated ("PCD"). Net charge-offs were $1 million for the third fiscal quarter of 2024, compared to net charge-offs of $10 million for the prior year same quarter.

The Company paid quarterly dividends on Series A preferred stock on April 15, 2024 and July 15, 2024. On June 7, 2024, the Company paid a regular cash dividend on common stock of $0.26 per share, which represented the 165th consecutive quarterly cash dividend. During the quarter, the Company repurchased 357,303 shares of common stock at a weighted average price of $26.63 per share and has authorization to repurchase 11,501,005 additional shares. Tangible common shareholders' equity per share decreased by $0.87, or 3.1%, to $27.18 since September 30, 2023. Over the past 12 months, tangible book value per share decreased by $0.40 or 1.4%. The ratio of total tangible shareholders' equity to tangible assets decreased to 8.91% as of June 30, 2024. See the reconciliation for these non-GAAP measures starting on page 12.
Net interest income was $177 million for the third fiscal quarter of 2024, an increase of $8.5 million or 5.0% from the same quarter in the prior year. The increase in net interest income was due to overall growth of the Bank's assets despite the decrease in net interest margin compared to prior year. The net interest margin was 2.56% in the third fiscal quarter of 2024 compared to 3.27% for the same quarter in the prior year. This decrease was the result of the combination of greater growth in interest-bearing liabilities balances than in interest-paying assets and a larger increase in the rate paid on those liabilities compared to the rates earned on interest-earning assets. Average interest-bearing liabilities grew by 43.3% while average interest-earning assets grew by 34.8%. Rates on interest-bearing liabilities increased by 112 basis points outpacing the 37 basis point increase in the average rate on interest-earning assets. Similarly, net interest income was 11.7% higher than the quarter ended March 31, 2024, reflecting three full months post-acquisition, despite a decrease in the net interest margin for the quarter to 2.56%. This drop in margin resulted from an increase of 31 basis points in the rate paid on interest-bearing liabilities versus an increase of 16 basis points on the rate on interest-earning assets.
Total non-interest income was $17.3 million for the third fiscal quarter of 2024 compared to $13.8 million in the prior year same quarter. The increase is largely due to recording unrealized gains for certain equity method investments compared to unrealized gains in the same quarter prior year.

Total non-interest expense was $110.1 million in the third fiscal quarter of 2024, an increase of $15.4 million, or 16.2%, from the prior year's quarter. Compensation expense increased by $6.7 million as a result of $1.4 million in acquisition-related retention costs combined with a larger post-acquisition workforce. Information technology costs increased by $1.8 million due to increased telephone and data lines combined with lingering conversion costs and termination fees on LBC software. FDIC premiums increased $2.3 million compared to the same period last year. Other expense also increased by $3.3 million compared to the same quarter in the prior year. This is largely due to a full quarter of intangible amortization resulting from the Core Deposit Intangible created in the acquisition.
The Company recorded a provision for credit losses of $1.5 million in the third fiscal quarter of 2024, compared to a provision for credit losses of $9.0 million in the same quarter of fiscal 2023. The provision for loan losses in the quarter ended June 30, 2024 was due to prolonged and increased borrower sensitivity to high interest rates and operating costs resulting from inflationary pressures in the C&I portfolio. This was offset by a reduction in balance resulting from reclassifying a portion of the LBC single-family loans as Held for Sale.
The Company’s efficiency ratio in the third fiscal quarter of 2024 was 55.7% (as adjusted, see Non-GAAP Financial Measures below), compared to 58.5% as adjusted in the prior quarter and 51.9% for the same period one year ago.
Income tax expense totaled $18.2 million for the third fiscal quarter of 2024, as compared to $17.7 million for the prior year same quarter. The effective tax rate for the quarter ended June 30, 2024 was 21.97% compared to 20.81% for the year ended September 30, 2023. Although the Company’s effective tax rate may vary from the statutory rate mainly due to state taxes, tax-exempt income and tax-credit investments, much of the change in the current quarter resulted specifically from the LBC acquisition and consideration of California State and Local taxes. The effective tax rate for the quarter ended June 30, 2024 decreased compared to 24.20% for the quarter ended March 31, 2024 due to the size of non-deductible acquisition costs incurred compared to pre-tax income in the March quarter.

WaFd Bank is headquartered in Seattle, Washington, and has 210 branches in nine western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	June 30, 2024	September 30, 2023
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$2,492,504	$980,649
Available-for-sale securities, at fair value	2,428,769	1,995,097
Held-to-maturity securities, at amortized cost	447,638	423,586
Loans receivable, net of allowance for loan losses of $203,824 and $177,207	20,873,919	17,476,550
Loans held for sale	468,527	—
Interest receivable	103,410	87,003
Premises and equipment, net	244,529	237,011
Real estate owned	4,209	4,149
FHLB stock	107,282	126,820
Bank owned life insurance	265,819	242,919
Intangible assets, including goodwill of $412,213 and $304,750	452,255	310,619
Federal and state income tax assets, net	129,044	8,479
Other assets	562,895	581,793
	$28,580,800	$22,474,675
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Transaction deposits	$11,929,005	$10,765,313
Time deposits	9,255,760	5,305,016
Total customer deposits	21,184,765	16,070,329
Borrowings	3,934,514	3,650,000
Junior subordinated deferrable debentures	50,485	—
Senior debt
$95,000 face amount, 6.5% interest rate, due September 30, 2024	94,361	—
Advance payments by borrowers for taxes and insurance	38,898	52,550
Accrued expenses and other liabilities	319,438	275,370
	25,622,461	20,048,249
Shareholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 300,000 shares issued; 300,000 and 300,000 shares outstanding	300,000	300,000
Common stock, $1.00 par value, 300,000,000 shares authorized; 153,939,952 and 136,466,579 shares issued; 81,157,173 and 64,736,916 shares outstanding	153,940	136,467
Additional paid-in capital	2,146,149	1,687,634
Accumulated other comprehensive income (loss), net of taxes	54,916	46,921
Treasury stock, at cost; 72,782,779 and 71,729,663 shares	(1,638,943)	(1,612,345)
Retained earnings	1,942,277	1,867,749
	2,958,339	2,426,426
	$28,580,800	$22,474,675
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$32.76	$32.85
Tangible common shareholders' equity per share[1]	27.18	28.05
Shareholders' equity to total assets	10.35%	10.80%
Tangible shareholders' equity to tangible assets[1]	8.91%	9.55%
Tangible shareholders' equity + allowance for credit losses to tangible assets[1]	9.63%	10.35%
WEIGHTED AVERAGE RATES AS OF PERIOD END
Loans and mortgage-backed securities	5.18%	5.08%
Combined loans, mortgage-backed securities and investments	5.17	5.07
Customer accounts	2.91	2.12
Combined cost of borrowings, junior debentures, senior debt	4.10	3.98
Combined cost of customer accounts and borrowings	3.10	2.46
Net interest spread	2.07	2.61
[1]Metric is a non-GAAP Financial Measure. See page 12 for additional information on our use of Non-GAAP Financial Measures.

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	As of
SUMMARY FINANCIAL DATA	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(In thousands, except share and ratio data)
Cash	$2,492,504	$1,505,771	$1,144,774	$980,649	$1,139,643
Loans receivable, net	20,873,919	20,795,259	17,584,622	17,476,550	17,384,188
Allowance for credit losses ("ACL")	225,324	225,077	201,820	201,707	204,569
Loans held for sale	468,527	2,993,658	—	—	—
Available-for-sale securities, at fair value	2,428,768	2,438,114	2,018,445	1,995,097	2,036,233
Held-to-maturity securities, at amortized cost	447,638	457,882	415,079	423,586	434,172
Total assets	28,580,800	30,140,288	22,640,122	22,474,675	22,552,588
Transaction deposits	11,929,005	12,338,862	10,658,064	10,765,313	11,256,575
Time deposits	9,255,760	9,000,911	5,380,723	5,305,016	4,863,849
Borrowings, senior debt and junior subordinated debentures	4,079,360	5,489,501	3,875,000	3,650,000	3,750,000
Total shareholders' equity	2,958,339	2,921,906	2,452,004	2,426,426	2,394,066

FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$32.76	$32.21	$33.49	$32.85	$32.36
Tangible common shareholders' equity per share[2]	$27.18	$26.64	$28.65	$28.05	$27.58
Shareholders' equity to total assets	10.35%	9.69%	10.83%	10.80%	10.62%
Tangible shareholders' equity to tangible assets[2]	8.91%	8.31%	9.59%	9.55%	9.37%
Tangible shareholders' equity + ACL to tangible assets[2]	9.63%	8.99%	10.39%	10.35%	10.17%
Common shares outstanding	81,157,173	81,405,391	64,254,700	64,736,916	64,721,190
Preferred shares outstanding	300,000	300,000	300,000	300,000	300,000
Loans to customer deposits [1]	98.53%	97.45%	109.64%	108.75%	107.84%

CREDIT QUALITY[1]
ACL to gross loans	1.00%	1.00%	1.04%	1.03%	1.03%
ACL to non-accrual loans	367.77%	370.16%	445.93%	400.04%	370.09%
Non-accrual loans to net loans	0.29%	0.29%	0.26%	0.29%	0.32%
Non-accrual loans	$61,268	$60,806	$45,258	$50,422	$55,276
Non-performing assets to total assets	0.24%	0.23%	0.24%	0.26%	0.30%
Non-performing assets	$68,787	$68,361	$55,388	$57,924	$67,000
Criticized loans to net loans	3.01%	2.59%	2.27%	2.33%	2.42%
Criticized loans	$628,699	$537,802	$399,895	$407,086	$421,507
Substandard loans to net loans	1.84%	1.48%	1.74%	1.75%	1.71%
Substandard loans	$384,843	$307,412	$305,606	$305,179	$296,541

[1]Metrics include only loans held for investment. Loans held for sale are not included. [2]Metric is a non-GAAP Measure. See page 12 for additional information on our use of Non-GAAP Financial Measures.

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2024	2023	2024	2023
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$337,118	$232,167	$857,251	$659,070
Mortgage-backed securities	17,523	10,454	41,694	31,489
Investment securities and cash equivalents	37,300	29,859	98,668	70,686
	391,941	272,480	997,613	761,245
INTEREST EXPENSE
Customer accounts	154,359	70,062	367,194	153,831
Borrowings, senior debt and junior subordinated debentures	60,396	33,718	142,399	80,877
	214,755	103,780	509,593	234,708
Net interest income	177,186	168,700	488,020	526,537
Provision for credit losses	1,500	9,000	17,500	15,000
Net interest income after provision (release)	175,686	159,700	470,520	511,537
NON-INTEREST INCOME
Gain (loss) on sale of investment securities	80	—	251	—
Gain (loss) on termination of hedging derivatives	54	(926)	169	(900)
Loan fee income	594	1,000	1,988	3,154
Deposit fee income	6,960	6,660	20,460	19,201
Other income	9,567	7,037	21,946	16,412
	17,255	13,771	44,814	37,867
NON-INTEREST EXPENSE
Compensation and benefits	57,169	50,456	180,165	150,970
Occupancy	10,904	10,444	31,193	31,464
FDIC insurance premiums	7,600	5,350	22,070	13,025
Product delivery	6,090	5,217	17,680	15,154
Information technology	13,428	11,661	39,177	36,775
Other expense	14,888	11,571	50,046	36,470
	110,079	94,699	340,331	283,858
Gain (loss) on real estate owned, net	(124)	722	387	411
Income before income taxes	82,738	79,494	175,390	265,957
Income tax provision	18,178	17,719	36,489	58,739
Net income	64,560	61,775	138,901	207,218
Dividends on preferred stock	3,656	3,656	10,969	10,969
Net income available to common shareholders	$60,904	$58,119	$127,932	$196,249
PER SHARE DATA
Basic earnings per common share	$0.75	$0.89	$1.78	$3.00
Diluted earnings per common share	0.75	0.89	1.78	3.00
Cash dividends per common share	0.26	0.25	0.77	0.74
Basic weighted average shares outstanding	81,374,811	65,194,880	71,905,924	65,348,709
Diluted weighted average shares outstanding	81,393,708	65,212,846	71,930,215	65,442,910
PERFORMANCE RATIOS
Return on average assets	0.87%	1.12%	0.72%	1.28%
Return on average common equity	9.20	11.09	7.18	12.72
Net interest margin	2.56	3.27	2.72	3.49
Efficiency ratio	56.61	51.90	63.87	50.29

WAFD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$337,118	$274,341	$245,792	$240,998	$232,167
Mortgage-backed securities	17,523	12,905	11,266	11,695	10,454
Investment securities and cash equivalents	37,300	31,580	29,788	29,017	29,859
	391,941	318,826	286,846	281,710	272,480
INTEREST EXPENSE
Customer accounts	154,359	116,164	96,671	83,402	70,062
Borrowings, senior debt and jr. subordinated debentures	60,396	44,065	37,938	34,611	33,718
	214,755	160,229	134,609	118,013	103,780
Net interest income	177,186	158,597	152,237	163,697	168,700
Provision for credit losses	1,500	16,000	—	26,500	9,000
Net interest income after provision (release)	175,686	142,597	152,237	137,197	159,700
NON-INTEREST INCOME
Gain (loss) on sale of investment securities	80	90	81	33	—
Gain (loss) on termination of hedging derivatives	54	6	109	33	(926)
Loan fee income	594	550	844	731	1,000
Deposit fee income	6,960	6,698	6,802	6,849	6,660
Other income	9,567	6,048	6,331	6,688	7,037
	17,255	13,392	14,167	14,334	13,771
NON-INTEREST EXPENSE
Compensation and benefits	57,169	73,155	49,841	45,564	50,456
Occupancy	10,904	10,918	9,371	10,115	10,444
FDIC insurance premiums	7,600	7,900	6,570	7,000	5,350
Product delivery	6,090	5,581	6,009	5,819	5,217
Information technology	13,428	12,883	12,866	12,672	11,661
Other expense	14,888	23,275	11,883	11,007	11,571
	110,079	133,712	96,540	92,177	94,699
Gain (loss) on real estate owned, net	(124)	(1,315)	1,826	(235)	722
Income before income taxes	82,738	20,962	71,690	59,119	79,494
Income tax provision	18,178	5,074	13,237	8,911	17,719
Net income	64,560	15,888	58,453	50,208	61,775
Dividends on preferred stock	3,656	3,656	3,656	3,656	3,656
Net income available to common shareholders	$60,904	$12,232	$54,797	$46,552	$58,119
PER SHARE DATA
Basic earnings per common share	$0.75	$0.17	$0.85	$0.72	$0.89
Diluted earnings per common share	0.75	0.17	0.85	0.72	0.89
Cash dividends per common share	0.26	0.26	0.25	0.25	0.25
Basic weighted average shares outstanding	81,374,811	70,129,072	64,297,499	64,729,006	65,194,880
Diluted weighted average shares outstanding	81,393,708	70,164,558	64,312,110	64,736,864	65,212,846
PERFORMANCE RATIOS
Return on average assets	0.87%	0.26%	1.04%	0.90%	1.12%
Return on average common equity	9.20	2.09	10.21	8.73	11.09
Net interest margin	2.56	2.73	2.91	3.13	3.27
Efficiency ratio	56.61	77.74	58.02	51.78	51.90

Non-GAAP Financial Measures and Management Projections
The Company has presented certain non-GAAP measures within this document to remove the effect of certain income and expenses to provide investors with information useful in understanding our financial performance. The Company considers these items to be non-operating in nature as they are items that Management does not consider indicative of the Company's on-going financial performance. We believe that the tables presented reflect our on-going performance in the periods presented and, accordingly, are useful to consider in addition to our GAAP financial results. These measures should not be considered a substitution for GAAP basis disclosures.
Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way they are calculated herein. Because of this, our non-GAAP financial measures may not be comparable to similar measures used by others. We caution investors not to place undue reliance on such measures. See the following unaudited tables for reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.

Tangible Measures	June 30, 2024	March 31, 2024	September 30, 2023
	(Unaudited - In thousands, except for ratio data)
Shareholders equity - GAAP	$2,958,339	$2,921,906	$2,426,426
Less intangible assets - GAAP	452,255	453,539	310,619
Tangible shareholders' equity	$2,506,084	$2,468,367	$2,115,807
Less preferred stock - GAAP	300,000	300,000	300,000
Tangible common shareholders' equity	$2,206,084	$2,168,367	$1,815,807

Total assets - GAAP	$28,580,800	$30,140,288	$22,474,675
Less intangible assets - GAAP	452,255	453,539	310,619
Tangible assets	$28,128,545	$29,686,749	$22,164,056

Tangible Metrics
Common shares outstanding - GAAP	81,157,173	81,405,391	64,736,916
Tangible common equity per share	$27.18	$26.64	$28.05
Tangible equity to tangible assets	8.91%	8.31%	9.55%
Allowance for credit losses	$203,824	$201,577	$177,207
Tangible shareholders' equity + allowance for credit losses to tangible assets	9.63%	8.99%	10.35%

Net Income Adjusted for Acquisition Expenses and Other Non-Operating Items	Three Months Ended June 30, 2024	Three Months Ended March 31, 2024	Three Months Ended December 31, 2023
	(Unaudited - In thousands, except for ratio data)
Non-interest income adjustments
Distribution received on LBC equity method investment	$(299)	$(287)	$—
(Gain)Loss on WaFd Bank equity method investment	(748)	2,195	693
Total non-interest income adjustments	$(1,047)	$1,908	$693

Non-interest expense adjustments
Acquisition-related expenses	$2,285	$25,120	$516
Select non-operating expenses:
FDIC Special Assessment	—	1,800	500
Legal and Compliance Accruals	—	3,000	—
Charitable Donation	—	2,000	—
	—	6,800	500
Total non-interest expense adjustments	$2,285	$31,920	$1,016

Net Income - GAAP	$64,560	$15,888	$58,453
Preliminary ACL provision on LBC loans	—	16,000	—
Non-interest income adjustments	(1,047)	1,908	693
Non-interest expense adjustments	2,285	31,920	1,016
REO adjustments	124	1,315	(1,826)
Income tax adjustment	(299)	(12,274)	22
Net Income - non-GAAP	$65,623	$54,757	$58,358

Dividend on preferred stock	$3,656	$3,656	$3,656

Net Income available to common shareholders - non-GAAP	$61,967	$51,101	$54,702

Basic weighted average number of shares outstanding - GAAP	81,374,811	70,129,072	64,297,499
Diluted weighted average number of shares outstanding - GAAP	81,393,708	70,164,558	64,312,110

Basic EPS - non-GAAP	0.76	0.73	0.84
Diluted EPS - non-GAAP	0.76	0.73	0.84

Adjusted Efficiency Ratio	Three Months Ended June 30, 2024	Three Months Ended March 31, 2024	Three Months Ended December 31, 2023
	(Unaudited - In thousands, except for ratio data)
Efficiency ratio - GAAP	56.6%	77.7%	58.0%

Non-interest expense - GAAP	$110,079	$133,712	$96,540
Deduct acquisition-related expenses	2,285	25,120	516
Deduct select non-operating expenses	—	6,800	500
Non-interest Expenses - non-GAAP	$107,794	$101,792	$95,524

Non-interest income - GAAP	$17,255	$13,392	$14,167
Total non-interest income adjustments	(1,047)	1,908	693
Non-interest income - non-GAAP	$16,208	$15,300	$14,860

Net Interest Income - GAAP	$177,186	$158,597	$152,237
Non-interest income - non-GAAP	16,208	15,300	14,860
Total Income - non-GAAP	$193,394	$173,897	$167,097

Adjusted Efficiency Ratio	55.7%	58.5%	57.2%

Adjusted ROA and ROE	Three Months Ended June 30, 2024	Three Months Ended March 31, 2024	Three Months Ended December 31, 2023
	(Unaudited - In thousands, except for ratio data)
Net Income - GAAP	$64,560	$15,888	$58,453
Net income available to common shareholders - GAAP	$60,904	$12,232	$54,797

Average Assets	29,703,337	24,907,376	22,381,459
Return on Assets	0.87%	0.26%	1.04%

Average Common Equity	2,647,056	2,338,483	2,147,580
Return on common equity	9.20%	2.09%	10.21%

Net Income - non-GAAP	$65,623	$54,757	$58,358
Net income available to common shareholders - non-GAAP	$61,967	$51,101	$54,702

Average Assets	29,703,337	24,907,376	22,381,459
Adjusted Return on Assets	0.88%	0.88%	1.04%

Average Common Equity	2,647,056	2,338,483	2,147,580
Adjusted Return on common equity	9.36%	8.74%	10.19%

Important Cautionary Statements

The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical or current fact. These statements are “forward-looking statements” for purposes of applicable securities laws and are based on current information and/or management's good faith belief as to future events. Words such as “expects,” “anticipates,” “believes,” “estimates,” “intends,” “forecasts,” “may,” “potential,” “projects,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could” are intended to help identify such forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements related to the potential sale of approximately $0.5 billion of single-family real estate loans categorized as Held for Sale, and statements relating to the benefits to the Company and our shareholders of the LBC merger, including its anticipated effect on earnings per share. Although the Company believes any such statements are based on reasonable assumptions, forward-looking statements should not be read as a guarantee of future performance, and you are cautioned not to place undue reliance on any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
By their nature, forward-looking statements involve inherent risk and uncertainties including the following risks and uncertainties, and those risks and uncertainties more fully discussed under “Risk Factors” in the Company’s September 30, 2023 10-K, and Quarterly Reports on Form 10-Q which could cause actual performance to differ materially from that anticipated by any forward-looking statements. In particular, forward-looking statements relating to the potential sale of approximately $0.5 billion of single family real estate loans categorized as Held for Sale are subject to risks and uncertainties that affect our ability to sell the loans, the anticipated timing of the sale, and the final purchase price for the assets, including, without limitation continued fluctuations in interest rates, deteriorating economic conditions or declines in the real estate market, and regulatory limitations. Other forward-looking statements relating to our financial condition or operations are subject to risks and uncertainties related to (i) fluctuations in interest rate risk and market interest rates, including the effect on our net interest income and net interest margin; (ii) current and future economic conditions, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, a potential recession, the monetary policies of the Federal Reserve, and slowdowns in economic growth; (iii) risks related to the integration of the operations of Luther Burbank Corporation; (iv) financial stress on borrowers (consumers and businesses) as a result of higher interest rates or an uncertain economic environment; (v) changes in deposit flows or loan demands; (vi) the impact of bank failures or adverse developments at other banks and related negative press about regional banks and the banking industry in general; (vii) the effects of natural or man-made disasters, calamities, or conflicts, including terrorist events and pandemics (such as the COVID-19 pandemic) and the resulting governmental and societal responses; (viii) global economic trends, including developments related to Ukraine and Russia, and the evolving conflict in Israel and Gaza, and related negative financial impacts on our borrowers; (ix) litigation risks resulting in significant expenses, losses and reputational damage; (x) our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking” and identity theft; and (xi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.
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Contact:

WaFd, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com